For Immediate Release

IFF Elects Henry W. Howell, Jr. to its Board of Directors and
Announces Management Promotions

New York, N.Y. September 8, 2004… International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) announced today that it has elected Henry W. Howell, Jr. to its Board of Directors, effective immediately. In addition, IFF has announced a number of senior management promotions, adding two officers to its senior executive team.

Henry W. Howell, Jr. Elected to IFF Board of Directors

Henry (Harry) Howell, Jr. brings extensive business development, finance and international management experience to IFF’s Board of Directors. Mr. Howell spent 34 years with J.P. Morgan and served as a consultant to that company following his official retirement in 2001. Mr. Howell held a series of high level positions during his tenure at J.P. Morgan, including Co-Head of Midwest Operations, Head of Structured Finance and Business Development, and CEO of Australian United Corp., a publicly listed merchant bank. His international experience includes serving as head of J.P. Morgan’s Australian office (with responsibility for the Southern Pacific region) and head of banking operations in Germany.

Mr. Howell received a B.A. in History from Yale University and completed a year-long program in politics and economics at Oxford University. He currently sits on the Boards of RCP Advisors, LLC, a fund-of-funds manager investing in medium-sized LBO funds and Intranasal Technology Inc., a private company focusing on the delivery of drugs through the nasal passages. Civic Board memberships include the Chicago Historical Society, the Lyric Opera of Chicago, the Health Research and Educational Trust, the Northwestern Memorial Foundation Planned Giving Council and the Old Masters Society, a group affiliated with the Art Institute of Chicago.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said: “I speak for the entire Board when I say we are pleased that Harry has agreed to join us. Harry’s business and management experience – and, in particular, his international perspective – are just right for IFF at this moment in our Company’s evolution. He will be a key advisor as we implement our customer and technology focused corporate strategy.”

Mr. Howell will sit on IFF’s Nominating and Governance and Audit Committees.

IFF Senior Management Promotions

Nicolas Mirzayantz has been promoted to Senior Vice President, Fine Fragrance and Beauty Care, and will have full responsibility globally for that part of the business. Mr. Mirzayantz has been with IFF for 16 years, serving most recently as Vice President Global Business Development—Fine Fragrances and Toiletries. In addition, Graciela Ferro has been promoted to the newly created position of Vice President Sales, Global Accounts. Prior to this, Ms. Ferro was Vice President and Regional Manager—Latin America. An industry veteran, Ms. Ferro has been with IFF since 1996.

Hernan Vaisman, currently Regional Finance Director—Latin America, will succeed Ms. Ferro as Vice President and Regional Manager—Latin America. Christopher (Kip) E. Gibson, currently Deputy Regional Manager—North America, will become Vice President and Regional Manager—North America. As a result of their promotions, Mr. Vaisman and Mr. Gibson will become Officers of the Company on the official date of their promotions.

These promotions will take effect October 1.

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About IFF
IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.9 billion. For more information, please visit our Web site at www.iff.com.

Contact
Gail S. Belmuth
Vice President, Corporate Communications
Phone: 212-708-7208
gail.belmuth@IFF.com